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                              EXHIBIT A

                              AGREEMENT

                     JOINT FILING OF SCHEDULE 13G



     The Undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of American Real Estate Investment Corporation, and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.




                                             /s/ J. Morton Davis
Date:    February 24, 1997                   _____________________________
         New York, New York                    J. Morton Davis




                                             /s/ Rosalind Davidowitz
Date:    February 24, 1997                   _____________________________
         New York, New York                    Rosalind Davidowitz